EXHIBIT 10.44

English Language Summary of the Lease Agreement

Parties

The Lease Agreement will be entered into by and between Shenzhen Yu Can Enterprise Co., Ltd. (“Party A”, lesser) and Pemstar Netherlands Holding B.V. (“Party B”, lessee).

Premise

Location:	Tower B1, Hai Xiang Industry Park, Lan Zhu Road, Long Gang District Export Processing Zone.

Area:	13,700 sq.m. with a total of 5 floors

Owner:	Shenzhen Yu Can Enterprise Co., Ltd.

Certificate:	House Ownership Certificate coded 0557055

Usage:	Industry/Factory

Warranty of Party A

Party A hereby warrants and covenants to Party B as follows:

1.	The Premise is available for leasing to Party B;

2.	Party A is the exclusive legal owner of the Premise and has the right to lease the Premise to Party B under the terms stipulated in this Lease Agreement; and

3.	The lease of the Premise shall not be affected by any mortgage right or third party rights;

Rental

Unit Price (First Year) :	RMB16 per sq.m per month

Monthly Rental (First Year) :	RMB219,200

Unit Price (Second Year) :	RMB17 per sq.m per month

When the term is expired and Party B desires to extend the leasing, the rental for extended period may increase 10% per year.

Term

From March 15, 2006 to March 14, 2008. The exact date is to be determined.

Party A shall deliver the Premise to Party B for use on the commence date.

When the term is expired, if Party B desires to extend the leasing, it shall give Party A a notice 2 months prior to the expiration date. Party B has a priority to lease the Premise under same conditions. Parties shall enter into a new agreement for extending the term.

Rental-free Period

Party A agrees to grant a 2 month rental-free period.

Payment

Party B shall settle the first installment of RMB219,200 by May 15, 2006, i.e. the commence date.

Party B then shall settle the monthly rental by the 5th day of each month or the next working day if the 5th day is a public holiday.

Party A shall issue an invoice to Party B when Party B paying the rental.

Party A shall pay RMB1.40 per sq m for estate management fee.

Guarantee/Deposit

Party B shall pay a guarantee/deposit of RMB 438,400 to Party A. Such guarantee/deposit will be returned to Party B with 5 days after expiration or termination of the Lease Agreement, if:

(1)	term of the Lease Agreement is expired, or the Lease Agreement is terminated and Party B does not breach the Lease Agreement or its breach is not substantial and is already remedied;

(2)	Party B has settled and cleared all the rentals and other payables; and

(3)	Party B has moved out from the Premise and returned the Premise to Party A.

Under the following circumstances, such guarantee/deposit will not be returned:

(1)	Party B terminated the Lease Agreement without written consent of Party A, unless Article 18 or Article 20 allows it.

(2)	Party B fails to pay the rental or other payables and the outstanding amount is equal or more than one month’s rental; or

(3)	Party B fails to move out from the Premise or return the Premise when the Lease Agreement is expired or terminated.

Repairing

Should any damage or breakdown interrupting the safe and normal use occur to the Premise or the facilities equipped therein during the course of use, Party B shall notify Party A and take effective measures without delay; Party A shall do the repair work within 2 days after receipt of such notice from Party B; if Party B is unable to notify Party A or Party A refuses to undertake repair, Party B may do the repair work by itself when certified by the registration authority of this Lease Agreement. Any reasonable expenses for repair (including those Party B pays for the repair on behalf of Party A) shall be borne by Party A.

If such damages or breakdown are occurred due to the reason contributable to default of Party B, Party B shall be responsible for repairing. If Party B refuses to repair, Party A may do the repair work by itself when certified by the registration authority of this Lease Agreement. Any repair expenses (including those Party A pays for the repair on behalf of Party B) shall be borne by Party B.

Sub-Lease

Party B may sublease the Premise with a written consent of Party A.

Priority of Purchasing

During the term of Lease Agreement, Party A shall notify Party B of any transfer of all or any part of the Premise one month prior to the transfer. Party B shall have the priority to purchase under the same conditions.

In the event of transfer of the Premise to third party, Party A shall ensure that the transferee shall perform the obligations of Party A under this Lease Agreement.

Termination & Compensation

The Lease Agreement may be terminated or revised under the following circumstances:

(1)	The Lease Agreement cannot be implemented due to any force majeure or fortuitous event;

(2)	The government decides to requisition the land where the Premise is located and, therefore, the Premise is required to be demolished;

(3)	Through negotiations the Parties mutually agree to terminate this Lease Agreement.

The Lease Agreement can be terminated by Party A unilaterally and Party A may claim for a compensation of Party B on any damages or losses it suffers under the following circumstances:

(1)	Party B has failed to pay the rent for a consecutive period of 20 days;

(2)	Party B has failed to pay expenses payable to Party A, which may bring a loss more than RMB150,000;

(3)	Party B uses the Premise to carry out illegal business, damaging the interests of the public or third party;

(4)	Without consent of Party A, Party B has used the Premise for purposes other than those set forth under the Lease Agreement, or change the structure of the Premise;

(5)	Party B refuses to bear the repair and compensation liabilities, or refuses to pay the repair expenses or make compensation in violation of the Lease Agreement;

(6)	Without consent of Party A, Party B has carried out repair and installation in the Premise;

(7)	Without approval by Party A, Party B has subleased the Premise to others.

The Lease Agreement can be terminated by Party B unilaterally and Party B may claim for a compensation of Party A on any damages or losses it suffers under the following circumstances:

(1)	Party A has failed to provide the Premise to Party B for use and such delay exceeds 7 days.

(2)	The Premise provided by Party A cannot be used for the purposes set forth in this Lease Agreement;

(3)	Party A fails to bear the repair and compensation liabilities or pay the expenses for repair;

(4)	Without consent of Party B and approval by the competent authority, Party A has carried out reconstruction or expansion on the Premise;

Post-lease Liability

Once the Lease Agreement is terminated, Party B shall move out from the Premise and return the Premise within 10 days.

Resolution of Disputes

Arbitration in Shenzhen Arbitration Commission.

Registration

The Lease Agreement shall be filed with the competent administrative authorities within 10 days from execution of the Lease Agreement.

Language

The Lease Agreement is prepared in Chinese.